Exhibit 99.1
IDM Pharma Reports First Quarter 2006 Financial Results
SAN DIEGO – May 15, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the first quarter ended March 31, 2006. Financial information for the three months ended March 31, 2006 represents the consolidated results of IDM Pharma (formerly Epimmune Inc.) and its subsidiary, IDM S.A., following the completion of their business combination on August 16, 2005. Financial information for the three months ended March 31, 2005 represents the historical financial information for IDM S.A. which was deemed to be the acquirer in the business combination for accounting purposes.
Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM commented, “The first quarter of 2006 was highlighted by our pre-NDA meeting with the Office of Oncology Drug Products of the Food and Drug Administration (FDA) regarding the Company’s plans to submit a New Drug Application (NDA) for JunovanTM, our product for the treatment of adolescents and young adults with newly diagnosed, non-metastatic osteosarcoma. Following this meeting we made plans to respond to FDA requests and submit the NDA for Junovan in 2006. Financial results from this quarter reflect our focus on our most advanced cancer programs, including Junovan and four other product candidates in clinical development:
•	Bexidem®, our product to treat bladder cancer, in Phase II/III clinical trials;

•	Uvidem®, a treatment for melanoma developed in partnership with Sanofi-Aventis, in Phase II clinical trials;

•	EP-2101, our product for the treatment of non-small cell lung cancer, in Phase II clinical trials; and

•	Collidem®, our product for the treatment of colorectal cancer, in Phase I/II clinical trials.”
Financial Results
Revenue for the first quarter of 2006 increased to $2.3 million compared to $1.6 million, for the first quarter of 2005. The increase in revenue was primarily due to an increase in reimbursements under the Company’s collaboration agreement with Sanofi-Aventis, along with a minor contribution of reimbursements under National Institutes of Health (NIH) grants and contracts included as a result of the business combination.
Research and development (R&D) expenses for the quarter ended March 31, 2006 increased to $5.6 million compared to $4.8 million for the same period in 2005. The increase in R&D expenses in the first quarter of 2006 compared to the corresponding period in 2005 was due primarily to expenditures for Phase II clinical trials of the Bexidem and Uvidem products, expenditures in connection with regulatory filing and manufacturing of Junovan, as well as continued funding of EP-2101, a product that was acquired in the business combination. These expenditures were partially offset by savings from reduced expenditures on non-core projects.

The Company did not have any expenses associated with impairment of patents and licenses during the first quarter of 2006, compared to $0.3 million of patent and license impairment charges in the first quarter of 2005.
Selling and marketing expenses, which include business development costs, trade conferences and the Company’s pre-launch activities for its lead product candidate Junovan, were $0.1 million for the quarter ended March 31, 2006, compared to $0.3 million in the first quarter of 2005. The decrease relates primarily to lower communications expenses in the current period, reduced staffing levels in the business development function in the first quarter of 2006, and to a one-time expense in 2005 related to a marketing study for Junovan.
General and administrative (G&A) expenses for the quarter ended March 31, 2006 were $2.8 million compared to $1.5 million for the quarter ended March 31, 2005. The increase in G&A expenses for the quarter ended March 31, 2006 was primarily due to expenses associated with being a public company following the business combination in August 2005, including increased board of director fees, increased accounting and legal expenses, and higher costs for directors and officers insurance, costs associated with transitioning and consolidating the Company’s finance and accounting functions at its Irvine facilities, and costs resulting from the adoption of the new accounting standard for share-based compensation plans.
Interest income for the quarters ended March 31, 2006 and March 31, 2005 was $0.2 million for both periods.
The Company recorded an income tax benefit of $0.1 million and $0.4 million for the quarters ended March 31, 2006 and March 31, 2005, respectively, related to research and development tax credits in France. The 2005 amount included an adjustment of $0.3 million related to 2004.
Net loss for the quarter ended March 31, 2006 was $6.6 million compared to $4.7 million for the quarter ended March 31, 2005. Basic and diluted net loss per share for the quarter ended March 31, 2006 was $0.50 compared to $0.56 basic and diluted net loss per share for the quarter ended March 31, 2005. Shares used in the loss per share calculations for all periods presented have been retroactively restated for the equivalent number of shares that were received by IDM S.A. in the business combination.
Cash and cash equivalents were $20.9 million as of March 31, 2006, compared to $26.7 million as of December 31, 2005. The Company anticipates that its quarterly cash burn will decrease in coming quarters as the cash use for the quarter ended March 31, 2006 included one-time payments triggered by the sale of its infectious disease related assets on December 30, 2005. Dr. Romet-Lemonne said “We expect our cash utilization to return to the levels we’ve experienced prior to the first quarter after having completed the one-time payments associated with the asset sale.” The

Company estimates that its existing cash will be sufficient to meet its operating requirements, based on its current development and operating plans, through approximately the second quarter of 2007. Financial details appear in the accompanying schedules.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its operating requirements, the timing for filing for marketing approval of Junovan in the U.S. and EU, the anticipated benefits to the Company of its collaborations and NIH grants and contracts, and the Company’s progress toward meeting its corporate objectives. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether U.S. and EU regulatory authorities will consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for its assessment of Junovan, the possibility that U.S. and EU regulatory authorities may require the Company to conduct additional clinical trials, the possibility that the new Junovan product manufactured by IDM will not demonstrate comparability with previously manufactured product used in clinical development, the time needed to responded to any issues raised by U.S. or EU regulatory authorities with regard to regulatory submissions for Junovan, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jacquelyn Fritz-Perry
Senior Director Administration and Human Resources
(949) 470-4751

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005

Revenues:
Research grants and contract revenue	$49	$—
Related party revenue	2,208	1,572
License fees, milestones and other revenue	7	—

Total revenues	2,264	1,572

Costs and expenses:
Research and development	5,583	4,845
Impairment of patents and licenses	—	270
Selling and marketing	84	258
General and administrative	2,792	1,483

Total costs and expenses	8,459	6,856

Loss from operations	(6,195)	(5,284)

Interest income, net	156	186
Other expenses, net	(33)	—
Foreign currency exchange (loss) gain	(671)	4

Loss before income tax benefit	(6,743)	(5,094)
Income tax benefit	108	441

Net Loss	(6,635)	(4,653)

Net loss per share — basic and diluted	$(0.50)	$(0.56)

Shares used in computing net loss per share — basic and diluted	13,290	8,378

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005

Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$20,865	$26,702
Other current assets	5,437	6,193

Total current assets	26,302	32,895

Property and equipment, net	2,072	2,109
Patents, trademarks and licenses, net	3,947	3,912
Goodwill	2,812	2,812
Other long term assets	1,299	1,159

Total assets	$36,432	$42,887

Liabilities and stockholders’ equity:
Current liabilities	$9,353	$10,514
Other liabilities	3,701	3,629
Stockholders’ equity	23,378	28,744

Total liabilities and stockholders’ equity	$36,432	$42,887